Exhibit 99.1

1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com

Contact:
Monique N. Dolecki, Investor Relations - 201-847-5378
Kristen Cardillo, Corporate Communications - 201-847-5657

BD ANNOUNCES PRELIMINARY RESULTS FOR 2019 FIRST FISCAL QUARTER;
REAFFIRMS FISCAL 2019 GUIDANCE

•	Preliminary reported revenues of $4.160 billion increased 35.1 percent.

•	On a comparable, currency-neutral basis, preliminary revenues increased 5.2 percent.

•	As reported, preliminary diluted earnings per share of $2.05 increased 369.7 percent.

•	As adjusted, preliminary diluted earnings per share of $2.70 increased 8.9 percent, or 14.9 percent on a currency-neutral basis.

•	The company reaffirms previously issued fiscal year 2019 revenue and adjusted diluted EPS guidance.

Franklin Lakes, NJ (January 17, 2019) - BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today reported preliminary financial results for the first fiscal quarter ended December 31, 2018. Subject to the completion of its financial closing processes, the company expects quarterly revenues of $4.160 billion for the first fiscal quarter ended December 31, 2018. This represents an increase of 35.1 percent from the prior-year period, primarily due to the acquisition of C. R. Bard. On a comparable, currency-neutral basis that includes the revenues of C. R. Bard in both the current and prior year, revenues increased 5.2 percent over the prior-year period.

First Quarter Fiscal 2019 Preliminary Operating Results
First quarter preliminary adjusted diluted earnings per share are greater than the company's prior expectations primarily due to the timing of certain tax items, as well as better-than-expected performance across all three segments.

As reported, preliminary diluted earnings per share for the first quarter are estimated to be approximately $2.05, compared with $(0.76) in the prior-year period. This represents an increase of 369.7 percent. Preliminary adjusted diluted earnings per share are estimated to be approximately $2.70, compared with $2.48 in the prior-year period. This represents an increase in adjusted diluted earnings per share of 8.9 percent, or 14.9 percent on a currency-neutral basis.

Fiscal 2019 Outlook for Full Year
The company reaffirms previously issued fiscal year 2019 revenue and adjusted diluted earnings per share guidance.

Full fiscal year 2019 revenues are expected to increase 8.5 to 9.5 percent, primarily due to the C. R. Bard acquisition. Revenues are expected to increase 5.0 to 6.0 percent on a comparable, currency-neutral basis that includes the revenues of C. R. Bard in fiscal 2019 as well as the full 2018 fiscal year.

The company continues to expect full fiscal year 2019 adjusted diluted earnings per share to be between $12.05 and $12.15, which represents growth of approximately 10.0 percent over the prior-year.

Estimated adjusted diluted earnings per share for fiscal 2019 excludes potential charges or gains that may be recorded during the fiscal year, such as, among other things, the non-cash amortization of intangible assets, acquisition-related charges, and certain tax and litigation matters. BD does not attempt to provide reconciliations of forward-looking non-GAAP earnings guidance to the comparable GAAP measure because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of BD's financial performance.

Conference Call Information
As previously announced, a conference call regarding BD’s first quarter results will be broadcast live on BD’s website, www.bd.com/investors, along with related slides, at 8:00 a.m. (ET) Tuesday, February 5, 2019. The conference call will be available for replay on BD’s website, www.bd.com/investors, or at 1-800-585-8367 (domestic) and 1-404-537-3406 (international) through the close of business on Tuesday, February 12, 2019, confirmation number 7064558.

Non-GAAP Financial Measures/Financial Tables
This news release contains certain non-GAAP financial measures. Reconciliations of these and other non-GAAP measures to the comparable GAAP measures are included in the attached financial tables. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

All “comparable” basis revenue growth rates relating to fiscal year 2019 presented throughout this release include the results of C. R. Bard, Inc. (“Bard”) in the current and prior-year periods and are further adjusted for certain items as detailed in the attached tables. Current and prior-year adjusted diluted earnings per share results exclude, among other things, the impact of purchase accounting adjustments (including the non-cash amortization of acquisition-related intangible assets); integration, restructuring and transaction costs; and the loss on debt extinguishment. We also provide these measures on a currency-neutral basis after eliminating the effect of foreign currency translation, where applicable. We calculate foreign currency-neutral percentages by converting our current-period local currency financial results using the prior period foreign currency exchange rates and comparing these adjusted amounts to our current-period results. Reconciliations of these amounts to the most directly comparable GAAP measures are included in the tables at the end of this release.

About BD
BD is one of the largest global medical technology companies in the world and is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. The company supports the heroes on the frontlines of healthcare by developing innovative technology, services and solutions that help advance both clinical therapy for patients and clinical process for healthcare providers. BD and its 65,000 employees have a passion and commitment to help enhance the safety and efficiency of clinicians' care delivery process, enable laboratory scientists to accurately detect disease and advance researchers' capabilities to develop the next generation of diagnostics and therapeutics. BD has a presence in virtually every country and partners with organizations around the world to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to healthcare. In 2017, BD welcomed C. R. Bard and its products into the BD family. For more information on BD, please visit bd.com

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This press release, including the section entitled “Fiscal 2019 Outlook for Full Year”, contains certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD’s performance, including future revenues and earnings per share.  All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties.  Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement.  With respect to forward-looking statements contained herein, a number of factors could cause actual results to vary materially.  These factors include, but are not limited to: risks relating to the integration of the C.R. Bard operations, products and employees into BD and the possibility that the anticipated synergies and other benefits of the proposed acquisition will not be realized or will not be realized within the expected timeframe; the impact of the recent U.S. tax reform; legislative or regulatory changes to the U.S.

healthcare system, potential cuts in governmental healthcare spending or measures to contain healthcare costs, each of which could result in reduced demand for our products or downward pricing pressure; changes in interest or foreign currency exchange rates; adverse changes in regional, national or foreign economic conditions, particularly in emerging markets, including any impact on our ability to access credit markets and finance our operations, the demand for our products and services, utilization rates or otherwise, or our suppliers’ ability to provide products needed for our operations; new or changing laws and regulations impacting our business (including the imposition of tariffs or changes in laws impacting international trade) or changes in enforcement practices with respect to such laws; our ability to successfully integrate any businesses we acquire; the adverse impact of cyber-attacks on our information systems or products; competitive factors including technological advances and new products introduced by competitors; interruptions in our supply chain or manufacturing processes; pricing and market pressures; difficulties inherent in product development, delays in product introductions and uncertainty of market acceptance of new products; adverse changes in geopolitical conditions; increases in energy costs and their effect on, among other things, the cost of producing BD’s products; product efficacy or safety concerns resulting in product recalls or actions being taken by the FDA or other regulators; fluctuations in costs and availability of raw materials and in BD’s ability to maintain favorable supplier arrangements and relationships; uncertainties of litigation (as described in BD’s filings with the Securities and Exchange Commission); future healthcare reform outside the U.S., including changes in government pricing and reimbursement policies or other cost containment reforms; and issuance of new or revised accounting standards, as well as other factors discussed in BD’s filings with the Securities and Exchange Commission.  We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

BECTON DICKINSON AND COMPANY
PRELIMINARY SUPPLEMENTAL INFORMATION
Three Months Ended December 31,
(Unaudited; Amounts in millions, except share and per share data)

RECONCILIATION OF PRELIMINARY REPORTED REVENUE CHANGE TO PRELIMINARY COMPARABLE REVENUE CHANGE

	A	B	C=A+B	D	E	F	G	H=D+E+F+G	I	J=(C-H-I)/H
	Preliminary BD Reported	Divestiture Adjustments (a)	Preliminary Comparable	BD Reported	Bard Q1 (b)	Intercompany Adjustment (c)	Divestiture Adjustments (a)	Comparable	Preliminary FX Impact (d)	Preliminary FXN % Change
	2018		2018	2017	2017			2017
PRELIMINARY TOTAL BD REVENUES	$4,160	$(9)	$4,152	$3,080	$968	$(3)	$(33)	$4,012	$(69)	5.2

(a)
The amounts for the quarters ended December 31, 2018 and 2017 include adjustments for BD's divestiture of its Advanced Bioprocessing business. The amount for the quarter ended December 31, 2017 also include adjustments for BD's divestitures of its soft tissue core needle biopsy product line and Bard's divestiture of its Aspira® product line.

(b)	Amounts represent revenues for the quarter ended December 31, 2017.

(c)
Represents the elimination of revenues from the Medication Delivery Solutions unit which BD previously recognized from Bard as third-party revenues and that would be treated as intercompany revenues in the current-year period.

(d)
Under U.S. generally accepted accounting principles and as a result of Argentina’s highly inflationary economy, the functional currency of the Company's operations in Argentina was the U.S. dollar for the quarter ended December 31, 2018.  The total foreign currency translation impact above includes $7 million that was calculated by comparing local currency revenues in Argentina for the quarter ended December 31, 2018, translated using the prior-period exchange rate, to the reported U.S. dollar revenues for this same period.

RECONCILIATION OF PRELIMINARY REPORTED DILUTED EPS TO PRELIMINARY ADJUSTED DILUTED EPS

	Three Months Ended December 31,
	Preliminary 2018	2017	Preliminary Growth	Preliminary Foreign Currency Translation	Preliminary Foreign Currency Neutral Growth	Preliminary Growth %	Preliminary Foreign Currency Neutral Growth %
Reported Diluted Earnings (Loss) per Share	$2.05	$(0.76)	$2.81	$(0.14)	$2.95	369.7%	388.2%
Purchase accounting adjustments (1)	1.38	0.59		—
Restructuring and integration costs (2)	0.42	1.35		—
Net impact of gain on sale of business (3)	(1.22)	—		—
Other	0.02	0.72		—
Income taxes relating to specified items and impact of tax reform	0.06	0.59		—
Adjusted Diluted Earnings per Share	$2.70	$2.48	$0.22	$(0.15)	$0.37	8.9%	14.9%

(1)	Represents expense related to the purchase accounting for acquisitions primarily impacting identified intangible assets.

(2)	Represents restructuring and integration costs associated with acquisitions.

(3)	Represents the estimated pre-tax gain recognized during the period related to BD's sale of its Advanced Bioprocessing business.

FY 2019 OUTLOOK RECONCILIATION

Revenue Growth	FY2018	FY2019 Outlook
	Revenues	% Change

BDX Revenue	$15,983	8.5% to 9.5%

BD Including Bard
Comparable Revenue Growth	FY2018	FY2019 Outlook
	Revenues	% Change FXN Comparable

BDX As Reported Revenue	$15,983
Bard Q1	968
Intercompany Adjustment	(3)
Divestiture Adjustment (1)	(124)
BDX NewCo Comparable Revenue	$16,824	5.0% to 6.0%

(1)
Excludes the impact from the divestitures of BD's Advanced Bioprocessing Business, BD's soft tissue core needle biopsy product line and Bard's Aspira product line of tunneled home drainage catheters and accessories.

		FY2019 Outlook
EPS Growth	Full Year FY2018	Full Year FY2019 Outlook	% Increase
Reported Fully Diluted Earnings per Share	$0.60
Purchase accounting adjustments (1)	6.55
Restructuring and integration costs (2)	2.60
Net impact of gain on sale of investment and asset impairments (3)	(0.57)
Other	0.83
Impact of tax reform and income tax benefit of special items (4)	1.00
Adjusted Fully Diluted Earnings per Share	$11.01	$12.05 to 12.15	~10%

FXN - Foreign Currency Neutral

(1)	Represents expense related to the purchase accounting for acquisitions primarily impacting identified intangible assets.

(2)	Represents restructuring and integration costs associated with acquisitions.

(3)	Represents the net amount recognized in the period related to BD's sale of an investment, partially offset by $81 million of charges recorded to write down the carrying value of certain assets.

(4)	Includes additional tax expense, net, of $640 million relating to new U.S. tax legislation.